EXHIBIT 99.1

Harsco Reports First Quarter 2009 Results From Continuing Operations

 Harsco Expands Countermeasures and Now Expects Annual Savings of
 Approximately $100 Million, Up From $50 Million, in Response to
 Continued Deterioration in the Global Economy and the Continuing
 Strengthening of the U.S. Dollar; the Global Economic Recovery
 Previously Anticipated in the Second Half of 2009 Now Appears
 Unlikely But the Company is Expected to Benefit Modestly Later in the
 Year From Global Infrastructure Stimulus Packages; Capital
 Expenditures Will Now be Reduced by $300 Million From Previously
 Estimated $150 Million Reduction;  2009 Earnings Guidance Revised to
 a Range of $1.90 to $2.10, From a Previous Range of $2.80 to $3.00.

HARRISBURG, Pa., April 23, 2009 (GLOBE NEWSWIRE) -- Worldwide industrial services company Harsco Corporation (NYSE:HSC) reported first quarter 2009 results from continuing operations.

First Quarter 2009 Highlights

As expected, the soaring U.S. dollar and unprecedented low global steel production as well as the ongoing credit freeze had a substantial negative impact on sales and income in the first quarter. First quarter 2009 diluted Earnings Per Share from continuing operations were $0.25, compared with $0.67 in the first quarter of last year. First quarter income from continuing operations was $21.0 million, compared with $59.4 million last year. Sales in the quarter totaled $697 million, compared with $988 million in the first quarter of last year. Foreign currency translation decreased sales by $140 million and accounted for about half of the sales decline. Foreign currency translation decreased operating income by $14.0 million or $0.13 per share in this year's first quarter, in addition to reducing overall operating margins by 80 basis points. Historically low global steel production caused Harsco Metals to incur its first-ever quarterly operating loss excluding restructuring charges.

Despite the tremendous global economic challenges, the Company posted strong first quarter cash flow from operations performance. Cash flow from operations increased by 24 percent over last year's first quarter.

Comment

Commenting on the Company's results, Harsco Chairman and Chief Executive Officer Salvatore D. Fazzolari said, "As we anticipated, our performance was sharply lower for the quarter due to the global financial and economic crisis. The outlook for global steel production and non-residential construction markets continued to deteriorate throughout the quarter. The global economic recovery previously anticipated to begin in the second half of 2009 cannot now be predicted with any certainty. Our markets have deteriorated more than we expected.

"We continue to face three substantial headwinds that are having a significant adverse impact on our business. They are: the soaring U.S. dollar, which negatively impacts the translation of approximately 70 percent of our total revenues; the worst downturn in the history of the steel industry, where global production remains at unprecedented low levels; and the continuing credit freeze, which is causing cancellation and deferral of non-residential construction activity. It is difficult to see any short-term improvement in these drivers of our business. It now appears that the entire year will be extremely challenging. We will see seasonal improvement in our business and thus sequentially we expect each quarter will show improvement in our performance over the previous quarter.

"In light of the deepening global economic and financial crisis, we have proactively and prudently implemented additional countermeasures in the first quarter which continue into the second quarter. We strongly believe that the countermeasures that we implemented in the fourth quarter of 2008 and the additional countermeasures taken in 2009 will manifest themselves as we operate throughout 2009 and beyond. At a full run-rate, we now expect these benefits to approximate $100 million in total cost reductions. In addition, we believe that the second half of 2009 will benefit fully from cost reduction initiatives, modest stimulus packages benefits, and new projects in the Gulf Region of the Middle East and the Asia-Pacific region.

"We remain confident that we have the people, the fortitude, and the discipline, along with the market opportunities and a significantly lower cost base, to weather the storm, and we have the unwavering faith that we will emerge from this crisis an even stronger company."

First Quarter Business Review

Harsco Infrastructure

Several factors contributed to this Segment's expected lower performance in the first quarter. These include the soaring U.S. dollar which negatively affects approximately 80 percent of Harsco Infrastructure's revenues and earnings; the continued lack of available credit that has resulted in cancelled and delayed construction projects, as well as export sales of infrastructure-related equipment being sharply down; the deepening recession in key markets; higher pension costs; and a harsh winter, particularly in Eastern Europe.

Sales in the first quarter decreased 25 percent to $284 million from $379 million last year, due mainly to the soaring U.S. dollar. The significant strengthening of the U.S. dollar in the first quarter had a negative impact on sales from foreign currency translation of $59 million, and accounted for nearly two-thirds of the 25 percent decline in year-over-year sales. The remainder of the decline was due to lower operating performance, principally in the U.K., which reduced sales by approximately $36 million. Operating income was $18.8 million in the quarter, compared with $37.8 million in last year's first quarter. Here again, negative foreign currency translation was the largest factor in the decline. Negative foreign currency translation reduced operating income by $5.9 million, or nearly one third of the year-over-year decline. Also contributing to the decline in income in the first quarter were lower business activity across many regions, principally in the U.K.; higher defined benefit pension costs of $2.5 million; frozen credit markets that adversely affected the Company's Germany-based equipment sales export business; and severe winter weather in Eastern Europe. Partially offsetting these negative markets were improved results from the Gulf Region of the Middle East and the industrial maintenance work in both the U.S. and Holland, all of which contributed solidly to the first quarter performance.

Operating margins were 6.6 percent in the first quarter, compared with 10.0 percent last year. Negative foreign currency translation reduced margins approximately 60 basis points, with the remainder due to higher pension costs and the ongoing global economic and financial crisis.

Continued strengthening of the U.S. dollar and a difficult project funding environment due to the tight credit markets are now expected to negatively impact year-over-year results for much of 2009, as will higher pension costs. Spring construction activity should show an increase in volumes, but this will continue to be mitigated until the difficult tight credit environment abates and banks begin to lend again. However, as the Company's growing geographic expansion efforts take hold, and with a modest expectation of a loosening of credit for project financing as the year progresses, the implementation of global economic stimulus packages later in the year, and the benefits to be realized in 2009 from the Company's countermeasures, the Company expects results to improve during the seasonally stronger quarters. However, full year results for the Segment will still be down from 2008's record performance.

Harsco Metals

The soaring U.S. dollar, which also negatively affects approximately 80 percent of the revenues and earnings of Harsco Metals; the deterioration of the global steel markets and unprecedented low steel production, the breadth and depth of which the Company has never seen before; and the deepening global recession all contributed to an operating loss for the first quarter. Excluding restructuring costs, this is the first time in the history of this business that an operating loss was incurred in a quarter.

Sales in the first quarter decreased 43 percent to $238 million from $417 million last year. Here again, the significant strengthening of the U.S. dollar in the first quarter had a negative impact on sales from foreign currency translation of $74 million, or over 40 percent of the reduction in year-over-year sales in the quarter. Operating performance was also down sharply due to the deterioration of the global steel markets and unprecedented declines in global steel production. Many mills throughout the world are only operating in the forty percent-plus capacity range. The operating loss of $2.8 million compares with income of $29.2 million last year. Negative foreign currency translation represented $7 million, or 22 percent of the year-over-year decline in income. The remainder of the decline in operating income is due to the substantial reduction in global steel production.

Operating margins were a negative 1.2 percent in the first quarter, compared with 7.0 percent last year. Negative foreign currency translation reduced margins approximately 250 basis points, with the remainder of the decline resulting from the current global economic crisis.

While steel inventories are reported to be near 20-year lows in the U.S., global demand for steel remains weak and the Company does not foresee any measurable pickup in its Harsco Metals operations until at least the second half of the year. The second quarter is expected to remain weak, but should show some improvement over the first quarter. A stronger U.S. dollar will also result in difficult year-over-year comparisons for the Segment in 2009. However, the Company expects to realize positive contribution to earnings from its countermeasures, as well as the start-up of new contracts and, sequentially, a modest improvement in steel production in each quarter of 2009 off the historic lows of the first quarter.

Harsco Minerals & Rail

As expected, operating results in the first quarter for Harsco Rail were strong. The significant decline in metal prices and production adversely impacted the sales and earnings of the Harsco Minerals operations. Harsco Industrial performed relatively well in the quarter although the ongoing economic and financial crisis poses many challenges.

Sales of $175 million in the first quarter of 2009 were 9 percent lower than the $192 million in the same period last year. Foreign currency translation negatively impacted sales by $8 million or 43 percent of the year-over-year decline. Operating income was $23.4 million in the first quarter, compared with $33.9 million last year. Negative foreign currency translation in the quarter lowered income by $0.9 million over last year. Operating margins were 13.4 percent in the first quarter of 2009, compared with 17.7 percent last year.

The quarter's lower operating performance and margins were negatively impacted by reduced steel mill activity and lower metal prices at the Company's Harsco Minerals unit. These results were partially offset by strong performance from Harsco Rail, as it began to deliver track maintenance units under its record order from China's Ministry of Railways. The Harsco Industrial businesses had overall results modestly below last year's first quarter.

The near-term outlook for the Harsco Minerals & Rail Group remains mixed. The continuation of low metal prices and historically low production levels will have a negative impact on Harsco Minerals. This should be mostly offset by continued strong performance from Harsco Rail. The Harsco Industrial units are expected to have results somewhat comparable to last year due principally to lower LIFO costs.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the first quarter 2009 was $39.6 million, a 24 percent increase over the $32.0 million for the prior year.

Net cash used by investing activities was $31.4 million, a 71 percent decrease from the $107.1 million last year. The decreased use of cash was due primarily to lower capital expenditures, which is consistent with the Company's strategy of significantly reducing capital spending in 2009.

As previously announced, the Company began to sharply curtail its capital expenditures in the fourth quarter of 2008. For all of 2009, the Company now expects to reduce such expenditures by approximately $300 million from total capital expenditures in 2008 of some $458 million. Such action will allow the Company to significantly increase its level of free cash flows. This higher level of free or discretionary cash flow will allow the Company to further enhance its balance sheet and maintain its dividend, as well as take advantage of other opportunities for growth and debt reduction as they present themselves.

The Company now expects cash flow from operations in 2009 to be in the area of $400 million and total capital expenditures to be in the area of $150 million.

During the quarter, the Company reduced balance sheet debt by approximately $17 million. However, due solely to the strengthening of the U.S. dollar, the total debt-to-capital ratio at March 31, 2009 increased a modest 80 basis points over December 31, 2008 to 41.9 percent, from 41.1 percent at the end of 2008. The Company's liquidity remains strong.

Economic Value Added (EVA(r)) declined in first quarter of 2009 over the comparable 2008 period.

Outlook

Harsco Senior Vice President and Chief Financial Officer Stephen J. Schnoor said, "Given the negative impact from the continued strengthening of the U.S. dollar, and considering the challenging and uncertain global economic and financial environment we continue to face with no meaningful improvement expected in the major global economies in 2009, we believe it is prudent to modify our guidance for 2009 diluted EPS from continuing operations from a previous range of $2.80 to $3.00 to a new range of $1.90 to $2.10.

"As stated earlier, recent 2009 countermeasures will increase overall annual cost reduction benefits from approximately $50 million to $100 million. These additional countermeasures include rationalizing facilities, improving underperforming contracts, a further trimming of our global workforce, relentless cost consciousness, and the beginning of savings from LeanSigma-driven continuous improvement efficiencies. There will be an overall modest cost associated with these additional actions in 2009. In the first quarter of 2009, $1.3 million in charges were taken but were fully offset by asset sales gains. It is anticipated that additional costs will be incurred between the second and third quarters to fully implement these actions. These costs have been factored into our guidance. One of the many countermeasures that Harsco has been working on is the reduction of its effective global tax rate. The Company now expects its 2009 effective global income tax rate to be in the area of 26 percent.

"We believe the challenges we face will manifest themselves most prominently in the first half of 2009, particularly in the Harsco Metals business. For the second quarter of 2009 the Company is forecasting earnings from continuing operations in the range of $0.40 to $0.50 per share, compared with $1.07 in last year's second quarter."

Discontinued Operations

The first quarter of 2009 includes a loss after tax of $1.2 million, or $0.02 per diluted share from discontinued operations on the sale of the Gas Technologies business in December 2007, and certain ongoing costs related to this divestiture.

Forward-Looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "may," "could," "believes," "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Harsco, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the worldwide business environment in which the Company operates, including as a result of the current global financial and credit crisis; changes in the performance of the equity and debt markets; changes in governmental laws and regulations; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; unforeseen business disruptions in one or more of the many countries in which the Company operates; the seasonal nature of the Company's business; the financial condition of the Company's customers; the successful integration of the Company's strategic acquisitions; and the amount and timing of repurchases of the Company's common stock, if any. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 10:00 a.m. Eastern Time to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (973) 200-3957 from outside the United States and Canada. Enter Conference ID number 90276821. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 90276821.

About Harsco

Harsco Corporation is one of the world's leading industrial services companies, serving key industries that play a fundamental role in worldwide economic growth and recovery. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=361

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                                                 Three Months Ended
                                                      March 31
 (In thousands, except per share amounts)          2009       2008(a)
 -------------------------------------------------------------------
 Revenues from continuing operations:
   Service revenues                             $ 562,432  $ 852,628
   Product revenues                               134,458    135,162
 -------------------------------------------------------------------
     Total revenues                               696,890    987,790
 -------------------------------------------------------------------

 Costs and expenses from continuing
  operations:
   Cost of services sold                          440,619    638,058
   Cost of products sold                           96,266     92,947
   Selling, general and administrative
    expenses                                      124,997    156,632
   Research and development expenses                  643      1,053
   Other income                                    (2,806)      (280)
 -------------------------------------------------------------------
     Total costs and expenses                     659,719    888,410
 -------------------------------------------------------------------

     Operating income from continuing
      operations                                   37,171     99,380

 Equity in income of unconsolidated
  entities, net                                        87        405
 Interest income                                      545        914
 Interest expense                                 (15,313)   (17,120)
 -------------------------------------------------------------------

     Income from continuing operations
      before income taxes                          22,490     83,579

 Income tax expense                                (1,511)   (24,188)
 -------------------------------------------------------------------

     Income from continuing operations             20,979     59,391

 -------------------------------------------------------------------

 Discontinued operations:
   Income (loss) from discontinued business        (1,754)       255
   Income tax benefit (expense)                       530       (107)
 -------------------------------------------------------------------
 Income (loss) from discontinued operations        (1,224)       148
 -------------------------------------------------------------------
 Net Income                                        19,755     59,539
     Less: Net income attributable to
      noncontrolling interest                      (1,163)    (2,500)
 -------------------------------------------------------------------
 Net income attributable to Harsco Corporation  $  18,592  $  57,039
 ===================================================================

 Amounts attributable to Harsco Corporation
  common stockholders:
   Income from continuing operations,
    net of tax                                  $  19,816  $  56,891
   Income (loss) from discontinued
    operations, net of tax                         (1,224)       148
 ===================================================================
   Net income                                   $  18,592  $  57,039
 ===================================================================

 Average shares of common stock outstanding        80,249     84,374
 Basic earnings per share attributable to
  Harsco Corporation common stockholders:
   Continuing operations                        $    0.25  $    0.67
   Discontinued operations                          (0.02)      0.00
 -------------------------------------------------------------------
 Basic earnings per share attributable to
  Harsco Corporation common stockholders        $    0.23  $    0.68(b)
 ===================================================================

 Diluted average shares of common stock
  outstanding                                      80,484     84,851
 Diluted earnings per share attributable
  to Harsco Corporation common stockholders:
   Continuing operations                        $    0.25  $    0.67
   Discontinued operations                          (0.02)      0.00
 -------------------------------------------------------------------
 Diluted earnings per share attributable
  to Harsco Corporation common stockholders     $    0.23  $    0.67
 ===================================================================

 (a) On January 1, 2009, the Company adopted SFAS No. 160,
     "Noncontrolling Interests in Consolidated Financial
     Statements - an amendment of ARB No. 51," the provisions of which, among others, requires that minority interests be
     renamed noncontrolling interests and that a company present a consolidated net income measure that includes the amount
     attributable to such noncontrolling interests for all periods presented.

 (b) Does not total due to rounding.

 HARSCO CORPORATION
 CONSOLIDATED BALANCE SHEETS (Unaudited)
                                               March 31   December 31
 (In thousands)                                  2009         2008(a)
 --------------------------------------------------------------------
 ASSETS
 Current assets:
   Cash and cash equivalents                 $    69,169  $    91,336
   Trade accounts receivable, net                611,559      648,880
   Other receivables, net                         30,926       46,032
   Inventories                                   308,233      309,530
   Other current assets                           99,047      104,430
   Assets held-for-sale                            2,284        5,280
 --------------------------------------------------------------------
     Total current assets                      1,121,218    1,205,488
 --------------------------------------------------------------------
 Property, plant and equipment, net            1,406,395    1,482,833
 Goodwill, net                                   616,480      631,490
 Intangible assets, net                          132,766      141,493
 Other assets                                    108,514      101,666
 --------------------------------------------------------------------
     Total assets                            $ 3,385,373  $ 3,562,970
 ====================================================================
 LIABILITIES
 Current liabilities:
   Short-term borrowings                     $   107,709  $   117,854
   Current maturities of long-term debt            2,988        3,212
   Accounts payable                              216,308      262,783
   Accrued compensation                           63,716       85,237
   Income taxes payable                           23,983       13,395
   Dividends payable                              16,056       15,637
   Insurance liabilities                          22,584       36,553
   Advances on contracts                         149,175      144,237
   Other current liabilities                     196,224      209,518
 --------------------------------------------------------------------
     Total current liabilities                   798,743      888,426
 --------------------------------------------------------------------
 Long-term debt                                  885,078      891,817
 Deferred income taxes                            30,359       35,442
 Insurance liabilities                            62,233       60,663
 Retirement plan liabilities                     182,236      190,153
 Other liabilities                                45,284       46,497
 --------------------------------------------------------------------
     Total liabilities                         2,003,933    2,112,998
 --------------------------------------------------------------------
 EQUITY
   Harsco Corporation stockholders' equity:
     Common stock                                139,119      138,925
     Additional paid-in capital                  137,877      137,083
     Accumulated other comprehensive loss       (279,015)    (208,299)
     Retained earnings                         2,081,708    2,079,170
     Treasury stock                             (734,696)    (733,203)
 --------------------------------------------------------------------
       Total Harsco Corporation
        stockholders' equity                   1,344,993    1,413,676
   Noncontrolling interest                        36,447       36,296
 --------------------------------------------------------------------
   Total equity                                1,381,440    1,449,972
 --------------------------------------------------------------------
     Total liabilities and equity            $ 3,385,373  $ 3,562,970
 ====================================================================

 (a) On January 1, 2009, the Company adopted SFAS No. 160,
     "Noncontrolling Interests in Consolidated Financial
     Statements - an amendment of ARB No. 51," the provisions
     of which, among others, requires that minority interests
     be renamed noncontrolling interests and that a company
     present such noncontrolling interests as equity for all
     periods presented.

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                                                 Three Months Ended
                                                      March 31
 (In thousands)                                    2009       2008(a)
 -------------------------------------------------------------------
 Cash flows from operating activities:
   Net income                                   $  19,755  $  59,539
   Adjustments to reconcile net income
    to net cash provided (used) by
    operating activities:
     Depreciation                                  67,701     76,622
     Amortization                                   6,707      7,670
     Equity in income of unconsolidated
      entities, net                                   (87)      (405)
     Other, net                                    (8,031)      (350)
     Changes in assets and liabilities,
      net of acquisitions and dispositions
      of businesses:
       Accounts receivable                         28,719    (48,904)
       Inventories                                 (5,885)   (42,027)
       Accounts payable                           (44,191)     7,077
       Accrued interest payable                     9,536      4,279
       Accrued compensation                       (18,839)   (24,338)
       Other assets and liabilities               (15,785)    (7,208)
 -------------------------------------------------------------------

     Net cash provided by operating
      activities                                   39,600     31,955
 -------------------------------------------------------------------

 Cash flows from investing activities:
   Purchases of property, plant and
    equipment                                     (36,042)  (119,820)
   Purchase of businesses, net of cash
    acquired                                         (108)    (4,022)
   Proceeds from sales of assets                    5,988      1,967
   Other investing activities                      (1,276)    14,796
 -------------------------------------------------------------------

     Net cash used by investing activities        (31,438)  (107,079)
 -------------------------------------------------------------------

 Cash flows from financing activities:
   Short-term borrowings, net                     (10,069)   112,219
   Current maturities and long-term debt:
       Additions                                  116,857    139,152
       Reductions                                (117,712)  (157,871)
   Cash dividends paid on common stock            (15,633)   (16,471)
   Common stock issued-options                         77      1,245
   Common stock acquired for treasury                  --    (16,858)
   Other financing activities                          --        (36)
 -------------------------------------------------------------------

     Net cash provided (used) by financing
      activities                                  (26,480)    61,380
 -------------------------------------------------------------------

 Effect of exchange rate changes on cash           (3,849)     6,813
 -------------------------------------------------------------------

 Net decrease in cash and cash equivalents        (22,167)    (6,931)

 Cash and cash equivalents at beginning
  of period                                        91,336    121,833
 -------------------------------------------------------------------

 Cash and cash equivalents at end of period     $  69,169  $ 114,902
 ===================================================================

 (a) On January 1, 2009, the Company adopted SFAS No. 160,
     "Noncontrolling Interests in Consolidated Financial
     Statements - an amendment of ARB No. 51," the provisions
     of which, among others, requires that minority interests
     be renamed noncontrolling interests for all periods presented.

 HARSCO CORPORATION
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In thousands)

                            Three Months Ended    Three Months Ended
                              March 31, 2009        March 31, 2008

                                      Operating             Operating
                                        Income                Income
                             Sales      (loss)     Sales      (loss)
 --------------------------------------------------------------------

 Harsco Infrastructure     $ 283,746  $  18,837  $ 378,824  $  37,838

 Harsco Metals               238,386     (2,815)   416,716     29,207

 All Other Category
  (Harsco Minerals & Rail)   174,698     23,441    192,190     33,942

 General Corporate                60     (2,292)        60     (1,607)
 --------------------------------------------------------------------

 Consolidated Totals       $ 696,890  $  37,171  $ 987,790  $  99,380
 ====================================================================

CONTACT:  Harsco Corporation
          Investor Contact
          Eugene M. Truett
            717.975.5677
            etruett@harsco.com
          Media Contact
          Kenneth D. Julian
            717.730.3683
            kjulian@harsco.com